EXHIBIT 10.44(a-1)

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of October 3, 2003, by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”) (Parent and AMDISS, individually and collectively, the “Borrower”), the several financial institutions party hereto as Lenders (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”) and as a Lender, CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as syndication agent for the Lenders (in its capacity as such, the “Syndication Agent”) and as a Lender, THE CIT GROUP/BUSINESS CREDIT, INC., as documentation agent for the Lenders (in its capacity as such, the “Documentation Agent”) and as a Lender, and WELLS FARGO FOOTHILL, LLC, as collateral agent for the Lenders (in its capacity as such, the “Collateral Agent”) and as a Lender.

WHEREAS, the Borrower, certain of the Lenders and the Agent entered into that certain Amended and Restated Loan and Security Agreement, dated as of July 7, 2003 (the “Loan Agreement”); and

WHEREAS, the Borrower has requested that certain additional financial institutions be made a party to the Loan Agreement as Lenders, that all Lenders agree to certain amendments to the Loan Agreement, and all Lenders have agreed to such request, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) which is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Amendment,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (defined below) refer to the Loan Agreement as amended hereby.

(c) The rules of interpretation set forth in Section 1.3 of the Loan Agreement shall be applicable to this Amendment.

2. Amendments to Loan Agreement. Subject to the terms and conditions hereof, the Loan Agreement is amended as follows, effective as of the Effective Date:

(a) The title page to the Loan Agreement shall be amended and restated in its entirety as set forth in Exhibit A attached hereto.

(b) The preamble to the Loan Agreement shall be amended and restated in its entirety as follows:

Amended and Restated Loan and Security Agreement, dated as of July 7, 2003, by and among the financial institutions listed on the signature pages hereof or any amendment hereto identifying such financial institutions as Lenders (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A. (the “Bank”) with an office at 55 South Lake, Suite 900, Pasadena, CA 91101, as agent for the Lenders (in its capacity as agent, the “Agent”), Congress Financial Corporation (Southwest), as syndication agent for the Lenders (in its capacity as such, the “Syndication Agent”), The CIT Group/Business Credit, Inc., as documentation agent for the Lenders (in its capacity as such, the “Documentation Agent”), Wells Fargo Foothill, LLC, as collateral agent for the Lenders (in its capacity as such, the “Collateral Agent”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Parent”), with offices at One AMD Place, Sunnyvale, CA 94088, and AMD International Sales & Service, Ltd., a Delaware corporation (“AMDISS”), as co-borrowers (individually and collectively, the “Borrower”).

(c) Section 1.1 of the Loan Agreement is hereby amended as follows:

(i) The defined term “Bank Products” is hereby amended and restated in its entirety as follows:

“Bank Products” means any one or more of the following types of services or facilities extended to the Borrower (or that have been extended to Borrower’s Subsidiaries and are subject to a Bank Product Guaranty) by any Lender or any Affiliate of such Lender in reliance on such Lender’s agreement to indemnify such Affiliate: (i) credit cards; (ii) ACH Transactions; (iii) Rate Protection Arrangements; (iv) cash management, including controlled disbursement services; and (v) foreign exchange contracts.

(ii) The defined term “Borrowing Base” is hereby amended and restated in its entirety as follows:

“Borrowing Base” means, at any time, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount or (ii) the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts of the Parent and AMDISS payable by original equipment manufacturers plus (B) fifty percent (50%) of the Net Amount of Eligible Accounts of the Parent and AMDISS payable by distributors (such Accounts, the “Distributor Accounts”) plus (C) the lesser of (1) $25,000,000 and (2) fifty percent (50%) of the Net Amount of Eligible Other

Foreign Accounts of AMDISS; provided, however, that if at any time either (i) the average daily cash balance of Net Domestic Cash during any 30 day period or (ii) Net Domestic Cash as of the last day of any month is less than $175,000,000 (a “Reduction Event”) then the Dollar and percentage amounts set forth above in this clause (C) shall be promptly reduced to zero (if after a Reduction Event, either (i) the average daily cash balance of Net Domestic Cash during any 30 day period or (ii) Net Domestic Cash as of the last day of any month is greater than $175,000,000 as reported on 2 consecutive Borrowing Base Certificates then the Dollar and percentage amounts shall be restored to the amounts first set forth above in this clause (C)); minus (b) the sum of (i) reserves for accrued interest on the Obligations, (ii) the Bank Product Reserve, if any, and (iii) the Dilution Reserves and other reserves which the Agent deems necessary in the exercise of its reasonable commercial discretion to maintain with respect to the Borrower’s account, including reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Borrower.

(iii) The defined term “Cash Dominion Trigger Date” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Cash Dominion Trigger Date” means the first date, if any, on which either (a) both (i) an Enhanced Covenant Period has commenced and (ii) the Loan to Availability Ratio exceeds 50%, or (b) either (i) the average daily cash balance of Net Domestic Cash for any 30 day period is less than $100,000,000, or (ii) Net Domestic Cash as of the last day of any month is less than $100,000,000.

(iv) The defined term “Collateral Agent” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Collateral Agent” means Wells Fargo Foothill, LLC, and any successor collateral agent.

(v) The defined term “Documentation Agent” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Documentation Agent” means The CIT Group/Business Credit, Inc., and any successor documentation agent.

(vi) The defined term “Domestic Cash” is hereby amended and restated in its entirety as follows:

“Domestic Cash” means, as of any date of determination, the amount on such date of all Dollar-denominated cash, cash equivalents and short-term investments (each as determined in accordance with GAAP) of the Borrower and its U.S. Subsidiaries (excluding FASL (Delaware)) (the amount of such U.S. Subsidiaries’ respective cash, cash equivalents and short-term investments that may be included in this calculation shall be limited to $10,000,000 in the aggregate at any one time), that is in Deposit Accounts or Securities Accounts, or any combination thereof, which Deposit Accounts or Securities Accounts (in the case of the Borrower) are the subject of Control Agreements or, in the case of Deposit Accounts or Securities Accounts (in the case of the Borrower) existing on the Closing Date, will be subject to Control Agreements within 60 days of the Closing Date, and are maintained by a branch office of the bank or securities intermediary located within the United States and which cash, cash equivalents and short-term investments are not subject to any Liens (excluding Liens pursuant to Section 6.1 hereof and Liens permitted under clause (h) and (m) of the definition of “Permitted Liens”).

(vii) The defined term “Eligible Accounts” is hereby amended by deleting clause (g) therein in its entirety and replaced with the following:

(g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada (unless such Account Debtor is an Eligible Foreign Account Debtor); or (ii) is not organized under the laws of the United States or any state thereof (unless such Account Debtor is an Eligible Foreign Account Debtor); or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its reasonable discretion;

(viii) The defined term “Enhanced Covenant Period” is hereby amended and restated in its entirety as follows:

“Enhanced Covenant Period” means any period of one or more days that either (i) the average daily cash balance of Net Domestic Cash during any 30 day period is less than $125,000,000, or (ii) Net Domestic Cash as of the last day of any month is less than $125,000,000.

(ix) The defined term “Maximum Revolver Amount” is hereby amended and restated in its entirety as follows:

“Maximum Revolver Amount” means $125,000,000.

(x) The defined term “Net Amount of Eligible Other Foreign Accounts” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Net Amount of Eligible Other Foreign Accounts” means, in respect of each Borrower at any time, the gross amount of Eligible Other Foreign Accounts of such Borrower less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

(xi) The defined term “Obligations” is hereby amended and restated in its entirety as follows:

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from any extension of credit, issuance of any letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment from others, and any participation by the Agent and/or any Lender in the Borrower’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy (whether or not allowed in such case or proceeding)), charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, all debts, liabilities and obligations owing by the Borrower or any of its Subsidiaries, now or hereafter arising from or in connection with Bank Products to the extent provided in Section 4.5.

(xii) The defined term “Syndication Agent” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Syndication Agent” means Congress Financial Corporation (Southwest), and any successor syndication agent.

(xiii) The defined term “Unreported Bank Products” is hereby added to the Loan Agreement in the appropriate alphabetic order and shall read as follows:

“Unreported Bank Product” shall have the meaning set forth in the seventh clause of Section 4.5(a).

(d) Section 2.2(h)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(h) Making of Non-Ratable Loans.

(i) In the event the Agent shall elect, with the consent of the Bank, to have the terms of this Section 2.2(h) apply to a requested Borrowing as described in Section 2.2(f), the Bank shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by the Bank pursuant to this Section 2.2(h) being referred to as a “Non-Ratable Loan” and such Revolving Loans being referred to collectively as “Non-Ratable Loans”) available to the Borrower on the Funding Date applicable thereto by transferring same day funds to a deposit account of the Borrower designated in writing by the

Borrower and acceptable to the Agent. Each Non-Ratable Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan). The Agent shall not request the Bank to make any Non-Ratable Loan if (A) the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 10 will not be satisfied on the requested Funding Date for the applicable Borrowing, (B) the requested Borrowing would exceed the Availability on such Funding Date, or (C) after giving effect to such requested Non-Ratable Loan, the aggregate outstanding amount of Non-Ratable Loans would exceed $5,000,000. The Bank shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 10 have been satisfied or the requested Borrowing would exceed the Availability on the Funding Date applicable thereto prior to making, in its sole discretion, any Non-Ratable Loan.

(e) Section 2.2(i)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i) Agent Advances.

(i) Subject to the limitations set forth below in this Section 2.2 (i)(i), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Base Rate Loans to the Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed 5% of the Borrowing Base which the Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Agent’s authorization contained in this Section 2.2(i) to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof; and provided further that after giving effect to the making of any Agent Advance, the Aggregate Revolver Outstandings shall not exceed the Maximum Revolver Amount.

(f) Section 2.4(j) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(j) Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 2.4(b) and Section 12.1 any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Agent, for the ratable benefit of the Agent and the Lenders, with respect to each Letter of Credit then outstanding, as the Majority Lenders, in their discretion shall specify, either (A) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to 105% of the undrawn face amount of such Letter of Credit, plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments to be made by the Agent and the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit, or (B) cash (a “Supporting Cash Deposit”) in an amount equal to 105% of the undrawn face amount of such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or Supporting Cash Deposit shall be held by the Agent, for the ratable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

(g) Section 4.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

4.5 Apportionment, Application and Reversal of Payments.

(a) Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments (excluding such payments relating to principal or interest of specific Loans or specific fees) and any payments received after the occurrence and during the continuance of an Event of Default, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent from the Borrower (excluding any amounts related to Bank Products); second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower (excluding any amounts related to Bank Products) under this Agreement and any other Loan Document; third, to pay interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy (whether or not allowed in such case or proceeding)) due in respect of all Revolving Loans, including Non-Ratable Loans and Agent Advances; fourth, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth to pay an amount to Agent equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit to be held as cash collateral for such Obligations; seventh, to the payment of all other Obligations (other than obligations with respect to Unreported Bank Products) due to the Agent, any Lender or any of their respective Affiliates (including any Obligations arising under Bank Products provided (i) the maximum exposure to be secured with respect to any Bank Product, other than a Bank Product provided by the Bank and its Affiliates, shall have been reported by the applicable Lender to and accepted by the Agent, and (ii) any increase in exposure from the amount, if any, last reported to and accepted by the Agent with respect to such Bank Product shall, notwithstanding any provision herein to the contrary, constitute an “Unreported Bank Product”); and eighth, to the payment of any Unreported Bank Product up to an aggregate amount of $500,000 collectively for any Lender and its Affiliates. Within five Business Days after the end of each calendar month, and at such other times as requested by the Agent, each Lender shall report the current exposure (determined for Rate Protection Agreements and foreign exchange contracts on a mark-to-market basis) on all Bank Products provided by such Lender and its Affiliates. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (y) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (z) in the event, and only to the extent, that there are no outstanding Base Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.2(j). The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(b) Notwithstanding anything to the contrary in this Agreement, all proceeds of cash collateral and cash equivalents that (i) are subject to a Lien in favor of the Bank permitted under clause (l) of the definition of “Permitted Liens” and (ii) have been segregated from other cash or cash equivalents of the Borrower in a separate account maintained by the Borrower with the Bank, shall be applied, first, to pay (up to an aggregate amount of $20,000,000) all obligations of the Parent and its Subsidiaries secured thereby in respect of Bank Products, letters of credit and other financial accommodations provided from time to time by the Bank, and second, as provided in Section 4.5(a).

(h) Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.7 Collateral Reporting. The Borrower shall provide the Agent with the following documents at the following times in form satisfactory to the Agent: (a) on a monthly basis (within twenty-five (25) days after the end of each month), at any time prior to the first date, if any, on which either (i) the Loan to

Availability Ratio is equal to or greater than 40% for five (5) consecutive Business Days or (ii) Availability as of the close of Agent’s business is less than $50,000,000 (either of such dates, a “Trigger Date”), and on a weekly basis (within three (3) Business Days after the end of each week), thereafter, a schedule of the Borrower’s Accounts created since the last such schedule, which schedule shall also identify any collections, credits and other adjustments in respect of the Borrower’s Accounts since the last such schedule, and a Borrowing Base Certificate; provided, however, that if after any Trigger Date the Loan to Availability Ratio is less than 40% for 120 consecutive days (such 120th day, a “Shut-Off Date”) then, from and after such Shut-Off Date, the Agent and the Lenders agree that the Borrower shall only be required to deliver each such schedule of Borrower’s Accounts and each such Borrowing Base Certificate on a monthly basis until the next Trigger Date, if any, and on a weekly basis thereafter until the next Shut-Off Date, if any (the parties agree that the immediately preceding proviso shall govern the required frequency of the Borrower’s delivery of schedules of Borrower’s Accounts and Borrowing Base Certificates pursuant to this Section 6.7 in respect of each subsequent Trigger Date and Shut-Off Date occurring thereafter); (b) on a monthly basis, (i) within seven (7) Business Days after the end of each month, an aging of the Borrower’s Accounts, together with a reconciliation to the previous month’s or week’s, as the case may be, aging of the Borrower’s Accounts and to the Borrower’s general ledger; (ii) within ten (10) Business Days after the end of each month, an aging of the Borrower’s accounts payable; (iii) within ten (10) Business Days after the end of each month, Inventory reports by category, with additional detail showing additions to and deletions from the Inventory; and (iv) within seven (7) Business Days after the end of each month, a calculation of the average daily cash balance of Net Domestic Cash for such month and as of the last day of such month; (c) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower’s Accounts and for Inventory and Equipment acquired by the Borrower, purchase orders and invoices; (d) upon request, a statement of the balance of each of the Intercompany Accounts; (e) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (f) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

(i) Section 6.9(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.9 Collection of Accounts; Payments.

(a) The Borrower shall establish a service for collections of Accounts at a Clearing Bank acceptable to the Agent and subject to a Blocked Account Agreement. The Borrower shall instruct all Account Debtors to make all payments directly to the address established for such service. If, notwithstanding such instructions, the Borrower receives any proceeds of Accounts, it shall receive such payments as the Agent’s trustee, and shall immediately deliver such payments to the Agent in their original form duly endorsed in blank or deposit them into a Payment Account, as the Agent may direct. All collections received in any such Payment Account or directly by the Borrower or the Agent, and all funds in any Payment Account or other account to which such collections are deposited shall be subject to the Borrower’s control at any time prior to the Cash Dominion Trigger Date, and upon the earlier to occur of (i) three (3) Business Days following any such date, or (ii) the occurrence of a Default or an Event of Default (in either case, a “Cash Dominion Event”), the Agent shall be the only Person entitled to give the Clearing Bank instructions directing disposition of funds in such Payment Account or other account to which such collections are deposited without further consent by the Borrower; provided, however, that upon and after a Cash Dominion Event, no collections received in such Payment Account or other account may be used to fund an account maintained with the Bank solely for the purpose of holding cash collateral and cash equivalent that secure obligations of the Parent and its Subsidiaries in respect of Bank Products, letters of credit and other financial accommodations provided from time to time by the Bank and which are subject to a Lien in favor of the Bank permitted under clause (l) of the definition of “Permitted Liens.” The Agent or the Agent’s designee may, at any time after the occurrence of an Event of Default, notify Account Debtors that the Accounts have been assigned to the Agent and of the Agent’s security interest therein, and may collect them directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan. So long as an Event of Default has occurred and is continuing, the Borrower, at the Agent’s request, shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.

(j) Section 7.3 of the Loan Agreement is hereby amended by adding a new clause (n) thereto which shall read as follows:

(n) Immediately after becoming aware of (i) the occurrence of a Cash Dominion Trigger Date, (ii) an event that would result in an Enhanced Covenant Period, (iii) a Reduction Event, or (iv) Trigger Date.

(k) Section 9.19 of the Loan Agreement is hereby amended and restated in its entirety as follows:

9.19 Adjusted Tangible Net Worth. From and after the first date, if any, on which an Enhanced Covenant Period has commenced, the Parent will maintain Adjusted Tangible Net Worth (determined as of the last day of the most recent fiscal quarter for which Financial Statements are available) of not less than the amount set forth below opposite such measurement date:

Measurement Date	Amount

September 30, 2003	$1,250,000,000

December 31, 2003	$1,250,000,000

March 31, 2004	$1,425,000,000

June 30, 2004	$1,425,000,000

September 30, 2004	$1,425,000,000

December 31, 2004	$1,425,000,000

March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005	$1,850,000,000

March 31, 2006 and on the last day of each fiscal quarter thereafter	$2,000,000,000

(l) Section 9.20 of the Loan Agreement is hereby amended and restated in its entirety as follows:

9.20 EBITDA. From and after the first date, if any, on which an Enhanced Covenant Period has commenced, the Parent will maintain EBITDA (determined as of the last day of the most recent fiscal quarter for which Financial Statements are available) of not less than the amount set forth below opposite such measurement date:

Period	Amount

Four fiscal quarters ending September 30, 2003	$150,000,000

Four fiscal quarters ending December 31, 2003	$400,000,000

Four fiscal quarters ending March 31, 2004	$550,000,000

Period	Amount

Four fiscal quarters ending June 30, 2004	$ 750,000,000

Four fiscal quarters ending September 30, 2004	$ 850,000,000

Four fiscal quarters ending December 31, 2004	$ 950,000,000

Four fiscal quarters ending March 31, 2005 and on each fiscal quarter thereafter	$1,050,000,000

(m) Section 13.2 of the Loan Agreement is hereby amended as follows:

(i) Subsection (e) therein is hereby amended and restated in its entirety as follows:

(e) increase any of the percentages set forth in the definition of the “Borrowing Base” or amend any component of the definition of the “Borrowing Base” in any manner that would increase Availability;

(ii) Subsection (h) therein is hereby amended by deleting the word “or” appearing at the end of such sentence.

(iii) Subsection (i) therein is hereby amended by replacing the period therein with a semicolon and adding the word “or” at the end of the semicolon.

(iv) A new subsection (j) shall be added to such Section which shall read as follows:

(j) decrease the dollar amounts of any of the Net Domestic Cash triggers set forth in this Agreement, (ii) decrease the dollar amounts of any of the Availability triggers set forth in this Agreement or (iii) amend the definitions of “Domestic Cash” or “Enhanced Covenant Period.”

(v) The proviso at the end of such Section is hereby amended and restated in its entirety as follows:

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto, and (iii) the Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (e) and (i) above and any other terms of this Agreement, make Agent Advances in accordance with Section 2.2(i).

(n) Article 14 of the Loan Agreement is hereby amended by adding the following new Section thereto:

14.18 Co-Agents None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent” or “collateral agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders or other Persons as such. Without limiting the foregoing none of the Lenders so identified as a “syndication agent” or “documentation agent” or “collateral agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

(o) Section 15.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

15.7 Fees and Expenses. The Borrower agrees to pay to the Agent, for its benefit, on demand, all costs and expenses that Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) reasonable Attorney Costs; (b) costs and reasonable expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and reasonable expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and reasonable expenses paid or incurred by the Agent in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrower’s operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $825 per day (or portion thereof) for each agent or employee of the Agent with respect to each field examination or audit); (g) costs and reasonable expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes; and (h) costs and reasonable expenses of preserving and protecting the Collateral. In addition, the Borrower agrees to pay costs and reasonable expenses incurred by the Agent (including attorneys’ and paralegals’ fees and disbursements which shall include the allocated cost of Agent’s in-house counsel fees and disbursements) to the Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by such other Lenders for one law firm representing such other Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses shall be charged to the Borrower’s Loan Account as Revolving Loans as described in Section 4.7.

(p) Section 15.16 of the Loan Agreement is hereby amended and restated in its entirety as follows:

15.16 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE BANK MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAW AND TO THE EXTENT SUCH CASH COLLATERAL OR CASH EQUIVALENTS HAVE NOT BEEN INCLUDED IN THE CALCULATION OF NET DOMESTIC CASH AS REPORTED TO THE LENDERS (WHETHER ON THE MOST RECENT BORROWING BASE CERTIFICATE OR OTHERWISE) WITHOUT THE CONSENT OF THE AGENT OR ANY OTHER LENDER, EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, LIEN OR THE LIKE AGAINST ANY CASH COLLATERAL OR CASH EQUIVALENTS OF THE BORROWER

HELD OR MAINTAINED BY THE BANK SPECIFICALLY FOR THE PURPOSE OF SUPPORTING A SPECIFIED BANK PRODUCT PROVIDED BY BANK TO THE PARENT OR ANY OF ITS SUBSIDIARIES AND SUBJECT TO A LIEN IN FAVOR OF THE BANK PERMITTED UNDER CLAUSE (L) OF THE DEFINITION OF “PERMITTED LIENS,” FOR APPLICATION AGAINST ANY AND ALL OBLIGATIONS OF THE PARENT AND ITS SUBSIDIARIES IN RESPECT OF BANK PRODUCTS, LETTERS OF CREDIT AND OTHER FINANCIAL ACCOMMODATIONS PROVIDED FROM TIME TO TIME BY THE BANK.

(q) Section 15.18 of the Loan Agreement is hereby amended and restated in its entirety as follows:

15.18 Contribution and Indemnification among the Borrower. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower (the “Paying Borrower”) shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by the other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrower. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision. The failure or inability of any Borrower to recover from the other Borrower such other Borrower’s share of any Accommodation Payment made by such Borrower, or the unenforceability as to any Borrower of any of the foregoing provisions of this Section 15.18, shall not limit or otherwise affect any Borrower’s joint and several obligations hereunder. In no event shall any Paying Borrower be entitled to any payment from the other Borrower in respect of any Accommodation Payment made by such Paying Borrower in excess of the amount of such Accommodation Payment.

(r) Article 15 of the Loan Agreement is hereby amended by adding the following new Sections thereto:

15.19 Waivers. Each Borrower hereby waives and agrees not to assert or take advantage of: (i) any defense now existing or hereafter arising based upon any legal disability or other defense of the other Borrower or any guarantor or other Person, or by reason of the cessation or limitation of the liability of the other Borrower or any guarantor or other Person from any cause other than full payment and performance of all obligations due under this Agreement or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the other Borrower or any guarantor or other Person, or any defect in the formation of the other Borrower or any guarantor or other Person; (iii) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Obligations; (iv) any and all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (v) any defense based upon any failure to disclose to such Borrower any information concerning the financial condition of the other Borrower or any guarantor or other Person or any other circumstances bearing on the ability of the other Borrower or any guarantor or other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (vi) any failure by the Agent or any Lender to give notice to any Borrower or any guarantor or other Person of the sale or other disposition of security, and any defect in notice given by the Agent or any Lender in connection with any such sale or disposition of security; (vii) any failure of the Agent or any Lender to comply with applicable laws in connection with the sale or disposition of security, including, without limitation, any failure by the Lender to conduct a commercially reasonable sale or other disposition of such security; (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (ix) any use of cash collateral under Section 363 of the Bankruptcy Code; (x) any defense based upon an election by the Agent or any Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (xii) any right of subrogation, any right to enforce any remedy which the Agent or any Lender may have against the other Borrower or any guarantor or other Person and any right to participate in, or benefit from, any security now or hereafter held by the Agent or any Lender for the Obligations; (xiii) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations; (xiv) the benefit of any statute of limitations affecting the liability of the other Borrower or any guarantor or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Borrower hereunder or the enforcement hereof; (xv) all notices of intention to accelerate and/or notice of acceleration of the Obligations; (xvi) relief from any applicable valuation or appraisement laws; (xvii) any other action by the Agent or any Lender, whether authorized by this Agreement or otherwise, or any omission by the Agent or any Lender or other failure of the Agent or any Lender to pursue, or delay in pursuing, any other remedy in its power; (xviii) any and all claims and/or rights of counterclaim, recoupment, setoff or offset; and (xix) any defense based upon the application of the proceeds of a Loan for purposes other than the purposes represented by the Borrower or intended or understood by the Agent or any Lender or any Borrower. Each Borrower agrees that the payment and performance of all Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Borrower’s liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, each Borrower further waives any and all rights and defenses that such Borrower may have because the debt of the Borrower is secured by real property of other Borrower; this means, among other things, that: (1) the Lenders may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower, (2) if the Agent or any Lender forecloses on any real property collateral pledged by the other Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent or any Lender may collect from such Borrower even if the Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property of the other Borrower. Each Borrower acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law. Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this subparagraph or any other provision hereof, each Borrower expressly waives to the extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), including without limitation any rights of subrogation, reimbursement, indemnification and contribution (except contribution pursuant to this Agreement), which might otherwise be available to such Borrower under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of any Borrower hereunder.

15.20 Independent Investigation. Each Borrower is fully aware of the financial condition of the other Borrower, and is executing and delivering this Agreement based solely upon such Borrower’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement by the Agent or any Lender. Each Borrower hereby assumes full responsibility for obtaining any additional information concerning the financial condition of the other Borrower or any other guarantor or their respective properties, financial condition and prospects and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent or any Lender to furnish to such Borrower any information now or hereafter in the possession of the Agent or any Lender concerning the same or any other matter. By executing this Agreement, each Borrower knowingly accepts the full range of risks encompassed within a contract of this type, which risks such Borrower acknowledges. No Borrower shall have the right to require the Agent or any Lender to obtain or disclose any information with respect to the Obligations, the financial condition or prospects of any Borrower, the ability of any Borrower to pay or perform the Obligations, the existence, perfection, priority or enforceability of any collateral security for any or all of the Obligations, the existence or enforceability of any other guaranties of all or any part of the Obligations, any action or non-action on the part of the Agent or any Lender, any Borrower or any other Person, or any other event, occurrence, condition or circumstance whatsoever.

15.21 Stay of Acceleration. If demand for, or acceleration of the time for, payment by any Borrower to Agent or any Lender of any Obligations of any Borrower is stayed upon the commencement of any case under the Bankruptcy Code or any other Insolvency Proceeding for such Borrower, all such Obligations otherwise subject to demand for payment or acceleration under the terms of this Agreement or any other Loan Document shall nonetheless be payable by each other Borrower hereunder forthwith on demand by the Agent.

15.22 Subrogation. No payment by any Borrower pursuant to Article 15 or other satisfaction of the Obligations of any Borrower under Article 15 shall entitle it, by subrogation to the rights of Agent or any Lender, or by right of contribution, reimbursement, exoneration or otherwise, to any payment from the other Borrower or out of the property of the other Borrower, except after the payment in full to Agent and all the Lenders of all sums which are or may become payable to any of them at any time or from time to time by the Borrower, under this Agreement or any other Loan Document and the termination of this Agreement. Upon the payment in full of all sums referred to in the immediately preceding sentence and the termination of this Agreement, each Borrower shall be subrogated to the rights of Agent and the Lenders hereunder to the extent of any payments made by them hereunder.

15.23 Cumulative Remedies. The Agent and Lenders may pursue their rights and remedies under this Article 15 and Agent and Lenders shall be entitled to payment from the Borrower under this Article 15 notwithstanding any other guarantee of or security for all or any part of the Obligations of the Borrower or any other Person, and notwithstanding any action taken or omitted to be taken by Agent or any Lender to enforce any of its rights or remedies against any Borrower or any other Person hereunder or under such other guarantee or with respect to any other security.

15.24 Additional Waivers. Except for notices and demands expressly provided for herein, the Borrower hereby waive diligence, presentment, demand of payment, protest and all notices (whether of nonpayment, dishonor, protest or otherwise) with respect to the Obligations, notice of acceptance of the guaranty by the Borrower contained in this Article 15 and of the incurrence by any Borrower of any Obligation and all demands whatsoever.

15.25 Survival. The provisions of Article 15 shall continue in effect and be binding upon the Borrower until all of the Obligations have been paid in full and this Agreement is terminated. The liability of the Borrower under this Article 15 shall be reinstated and revived with respect to any amount at any time paid to or for the account of Agent and any Lender by any Borrower or any other Person which is thereafter required to be, and that is, restored and returned by Agent and any Lender to such Borrower or such Person, or its trustee or receiver or similar official, upon the bankruptcy, insolvency or reorganization of such Borrower or such Person, or for any other reason, all as though such amount had not been paid by such Borrower or such Person.

(s) Section 15.19 of the Loan Agreement is hereby amended by deleting section reference “15.19” and substituting section reference “15.26” therefor.

(t) Section 15.20 of the Loan Agreement is hereby amended by deleting section reference “15.20” and substituting section reference “15.27” therefor.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan Agreement contemplated hereby).

(b) The execution, delivery and performance by the Borrower of this Amendment and the Loan Agreement (as amended by this Amendment) have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment and the Loan Agreement (as amended by this Amendment) constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of the Borrower contained in the Loan Agreement are true and correct as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Lenders or any other Person.

(f) The Borrower’s obligations under the Loan Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

(a) This Amendment shall be effective as of the date hereof (the “Effective Date”); provided, that, the Agent shall have received (i) from the Borrower and each Lender, a duly executed original (or, if elected by the Agent, an executed facsimile copy) of this Amendment and (ii) from the Borrower, payment of all reasonable Attorney Costs of the Agent to the extent invoiced on or prior to October 3, 2003 (including any previously invoiced and outstanding Attorney Costs that relate to services previously provided).

(b) From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, the Borrower hereby ratifies and affirms that the Liens granted to the Agent for the benefit of the Lenders under the Loan Agreement constitute valid and perfected first priority Liens on the Collateral (subject only to Permitted Liens) and secure the Obligations.

(c) The Agent will notify the Borrower and the Lenders of the occurrence of the Effective Date.

5. Acknowledgement of Priority of Bank’s Lien. The Agent, the Lenders and the Borrower agree and acknowledge that (i) the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall be senior to the Agent’s

Liens on such cash collateral and cash equivalents and (ii) such Lien priority of the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall not constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document to the extent that the Loan Agreement or any other Loan Document requires that the Agent’s Liens on the Collateral be of first priority, and, accordingly, any relevant representations, warranties, covenants or conditions shall be deemed amended to exempt the cash collateral and cash equivalents that is subject to the Bank’s Liens permitted under clause (l) of the definition of “Permitted Liens” from the general requirement that the Agent’s Liens on the Collateral be of first priority.

6. Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns.

(c) This Amendment shall be governed by and construed in accordance with the law of the State of California; provided, that, the Agent and the Lenders shall retain all rights arising under Federal law.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Lender or the Borrower shall bind such Lender or the Borrower, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

(e) This Amendment contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Amendment supersedes all prior drafts and communications with respect hereto. This Amendment may not be amended except in accordance with the provisions of Section 13.2 of the Loan Agreement.

(f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment, the Loan Agreement or the Loan Documents.

(g) The Borrower agrees to pay or reimburse Bank of America, N.A. (including in its capacity as Agent), upon demand, for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by Bank of America, N.A. (including in its capacity as Agent) in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

ADVANCED MICRO DEVICES, INC., a Delaware corporation

	By:	/s/ KELLY A. SMALES

	Name:	Kelly A. Smales
	Title:	Treasurer

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

	By:	/s/ KELLY A. SMALES

	Name:	Kelly A. Smales
	Title:	Treasurer

Commitment: $34,000,000 Pro Rata Share: 27.2%	BANK OF AMERICA, N.A., as Agent and as a Lender

	By:	/s/ JOHN MCNAMARA

	Name:	John McNamara
	Title:	Vice President

Commitment: $25,000,000 Pro Rata Share: 20%	WELLS FARGO FOOTHILL, LLC, as Collateral Agent and as a Lender

	By:	/s/ SANAT AMLADI

	Name:	Sanat Amladi
	Title:	VP

Commitment: $33,000,000 Pro Rata Share: 26.4%	CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Syndication Agent and as a Lender

	By:	/s/ VICKY BELMONT

	Name:	Vicky Belmont
	Title:	Executive Vice President

Commitment: $33,000,000 Pro Rata Share: 26.4%	THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent and as a Lender

	By:	/s/ THOMAS H. HOPKINS

	Name:	Thomas H. Hopkins
	Title:	Vice President

S-1

First Amendment to Amended and Restated

Loan and Security Agreement